Sigma Designs, Inc.

Investor Presentation

July 2012

Safe Harbor

Certain statements in this presentation concerning our future growth prospects are forward-looking statements, which involve a number of risks, and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. The risks and uncertainties relating to these statements include, but are not limited to, anticipated trends and challenges in our business and the markets in which we operate; plans for future products and services and for enhancements of existing products and services; our anticipated growth strategies; our ability to attract customers; and sources of new revenue. The Company does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of the Company.

Presentation Summary

- Sigma's current board is directing a strategic plan that is producing results
- Sigma's nominees are highly qualified, experienced in the semiconductor industry and have intimate knowledge of Sigma and its business
- Potomac has not disclosed a strategic plan
- Potomac's nominees have limited to no operating experience in the semiconductor industry, have demonstrated poor leadership and do not understand Sigma's business
- The Sigma Board welcomes new perspectives, but turning over control of the Board would not result in positive change for shareholders

Sigma Designs Overview

Sigma Designs at a glance

Sigma Designs is a leading supplier of connected media platforms. The company designs and builds the essential semiconductor technologies that serve as the foundation for the world's leading IPTV set-top boxes, Smart televisions, Connected Media Players, residential gateways, and home control systems.

- Founded in 1982
- Stock symbol: SIGM (NASDAQ)
- Fabless semiconductor supplier
- Fiscal year ends January 31
- Low cost international base
- Initial public offering 1986
- S&P small cap 600 stock
- HQ in Milpitas, CA
- ~1000* employees worldwide

* includes Trident acquisition

The Legacy of Innovation Continues…


2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
1st hi-def MPEG-4 decoder
1st secure media processor
1st Multi-stream multi-format hi-def decoder
1st Mediaroom STB
1st Microsoft Media Extenders
1st Android-based hi-def STB platform
1st WiDi adapters
1st G.hn chipset
1st Clearpath technology
1st 240Hz Android-based SmartTV
1st studio grade media processor

Board's Vision of the Digital Connected Home

- Pixel perfect picture
- Simplified interaction
- More content options
- Control home systems

NETFLIX BBC iPlayer YAHOO!

PANDORA skype hulu



Mobile Devices to SmartTVs

Board's Most Recent Strategic Action: Acquisition of Trident DTV Business

- Broadens & complements portfolio
  - Established DTV position
  - Complementary System-on-Chip (SoC) solutions & IP
  - Increased Operating scale

- Increased R&D leverage
  - IP-video delivery across any device
  - 86% new employees R&D focused, ~300+ additions
  - Acquired global broadcasting stack, Software & Hardware

- Asset purchase closed May 4, 2012

Significant Benefits of DTV Acquisition

- **Favorable Terms**
  - Purchase Price: $21.0 million (all-cash)
  - Acquired $32.9 million of inventory and current A/R for additional $21.2 million of cash
  - Net cash purchase price was effectively $9.3 million for all IP rights and other assets of DTV Business, including $5.5 million of equipment.

- **Already Demonstrating Positive Upside from Acquisition**
  - VIZIO design-win
  - TPVision and Metz next-generation design wins

- **MediaTek and Mstar Merger a POSITIVE DEVELOPMENT**
  - Sigma de facto second source post-merger
  - Market Size: Combined company would have over $1.0 B in revenues
  - Pricing to stabilize as a result of merger
  - Multiple TV manufacturers have already reached out to Sigma to discuss second source arrangements, many of whom were not Trident customers before Sigma's DTV acquisition.

Acquisition strategy enables the connected home


77

Home entertainment network

IPTV and SmartTV Convergence

Home control network

Delivering Sigma @ Home


Set Top Boxes
SmartTVs
Media Players
Connectivity Gateways
Home Security and Energy Control

The Plan

Sigma's Board Has a Strategic Plan

- Build the Smart Home ecosystem leveraging Sigma's leadership in IPTV, SmartTV, Connectivity and Home Control technologies
- Create cutting edge Silicon Solutions maximizing the convergence of hardware and software IP between SmartTVs, IPTV STBs, Connected Media Players, Home Control and Connectivity
- Increase market share with mass market System-on-Chips and Smart Home solutions focusing on growth segments in DTV, IPTV and Home Control Markets

Building on core competencies augmented with strategic acquisitions is the winning strategy for Sigma

Sigma's Board is Executing its Strategic Plan

- Topline growth
  - Continue building the right products to penetrate market leading operators, OEMs and ODMs to obtain high volume deployments
- Bottom line growth:
  - Streamline development of System-on-Chips and software across market segments, leveraging commonality of IP and lowering R&D costs and maximizing return on investment
- Collaboration
  - Build partnerships in the new market landscape to entrench Sigma solutions especially in eco systems such as Android, GoogleTV and the Cloud based services

The current Board has an execution plan and focus in place for Sigma that is already producing positive results

Market Requirements: Digital Connected Home


Over The Top (OTT) content
hulu
YouTube
NETFLIX
vudu
amazon video
CinemaNow
Widgets
YAHOO!
chumby
twitter
facebook
Premium video post-processing
3D video
real D
sensio
TDV
SmartTV
Home Network connectivity
HomePNA
HOMEPLUG
HomeGrid
MoCA
WiFi
3D graphics: OpenGL ES 2.0
Cover flow effects
Access content anywhere
New 3D EPG concepts
Video on geometric planes
Home control and monitoring
Lighting
HVAC
Monitoring
Access
Sensors

Market Convergence : IPTV Everywhere



Migration highlights:

- IPTV converging with Broadcast
- Connected Media Players adopting Broadcast and IP
- SmartTVs embracing cloud and IP
- SmartTVs getting interactive with Social Networks


SMART CAMERA

IPTV migrating to Smart Consumer Devices

Build on Core Competencies to Complete the Digital Connected Home

Smart TV

Home Connectivity & Control

IPTV Set Top

- Highest IPTV experience in the market
- World-class media processing
- Media Streaming & Playback
- Open Framework – Over The Top (OTT) and Cloud Apps
- Home/Internet Connectivity
- Hi-performance wired/wireless networks
- Value-added firmware/software

Strategic Acquisitions Contributed to Comprehensive Strategy



Decode
Display
Connect
Control

Growth Plan

Secure Media Processors
SmartTV SoCs
Home Connectivity
Z-Wave Home Control

Secure Media Processors


14.4% CAGR
Media
Processor
Market

Market Goals

Increase IPTV share, seize new hybrid opportunities

- Win new service providers with Gen 2 Mediaroom IPTV
- Win IPTV global Hybrid opportunities with new SoCs & Universal Tuner/Demodulators
- Penetrate the cable market with Hybrid IP thin clients with diverse wired and wireless connectivity solutions


SIGMA
DESIGNS

Competitive Strengths

- Most experienced IPTV SoC supplier
- Low power
- Lower BOM cost
- Wide selection of SoCs mature and proven SDK

SmartTV SoCs

26.4% CAGR

Internet
Connected
TV Market

Market Goals

- Solidify and expand as only credible alternate source in SmartTV global market post MTK/MSTAR merger
- Grow market position in DTV global market
  - Grow European business with Philips and others
  - Increase penetration at Vizio for the North American market
  - Win 2 of 4 major Japanese DTV manufacturers
  - Win 1 of 2 major Korean DTV manufacturers
  - Win multiple ODMs in Asia to support global OEMs



Competitive Strengths

- Superior picture quality
- Connectivity expertise
- Turnkey software solutions and customization

Home Connectivity


9.7% CAGR
Home
Networking
Nodes Market

Market Goals

Extend multimedia content distribution through any wire

- Dominate HPNA market for IPTV Americas deployments
- Win the largest power line providers in Europe
- Secure G.hn deployments at worldwide service providers

Competitive Strengths

- Dominance of HPNA
- Power line technology leadership
- All-wire integrated solution with G.hn leadership



Z-Wave Home Control


98.7% CAGR
Wireless
Home Control
Market

Market Goals

Market expansion into main stream home control automation

- Leverage the largest ecosystem of Z-Wave enabled devices to dominate retail channel sales (over 100 companies with over 650 interoperable products)
- Drive mass deployments with service providers (i.e. Verizon, AT&T, ADT, Telefonica)
- Drive consumer penetration with home appliance manufacturers
- License Z-Wave to large strategic market creators to increase the proliferation of Z-Wave products in the home

Competitive Strengths

- Mature technology
- Largest ecosystem of interoperable products/manufacturers



Strategy Summary

- Inclusion of IP in broadcasting will expand our current position in hybrid markets (cable and satellite IP clients)
- DTV supplier consolidation makes Sigma #2 worldwide supplier in a 200+ million unit market where IP applications and services are key growth drivers (Sigma Core Competency)
- Sigma any wire connectivity technologies deliver digital content to the connected home (room to room media delivery)
- Home control automation provides service providers and consumer manufacturers new business growth opportunities
- Strategy building blocks are in place and producing results

Independent Confirmation of Strategic Plan

- “The addition of the TV processors does provide a new market opportunity for SIGM and, in the long-term, could bring down the overall breakeven point…The TV is the center of connected media in the home and fits into the SIGM model of being in every aspect of the home network for streaming/sharing media.” – BWS Financial Inc. (5/24/12)

- “Our expectation is for the IPTV market to come back to SIGM in the next two to three quarters. We believe the industry wants a dual source system and SIGM has one of the better options.” – BWS Financial Inc. (5/24/12)

- “We are encouraged by the inflection in [1QFY13] revenue and believe the company is poised for multiple quarters of recovery driven by the ramp of 2nd-gen IPTV and home connectivity solutions, the integration of Trident’s DTV business and broader Z-Wave adoption.” - Needham (6-5-12)

- “On the positive side, we believe that if and when the telcos begin rolling out the second gen boxes in 2012, revenue growth will return.” – Lazard (5/24/12)

Board of Directors

Sigma's Directors Have the Industry Knowledge and Experience Necessary to Drive Shareholder Value

Sigma Directors

- **Each of the director nominees has extensive operating experience in the semiconductor industry and with Sigma's business and customers**
  - **William Almon, Chairman of the Board of Sigma Designs**
    - » 30 years of experience at IBM, serving in many executive positions including Executive Assistant to the President. As a Vice President, Mr. Almon played a key role in taking IBM into the OEM business as well as small form factor disk drives.
    - » Served as President and COO of Conner Peripherals, Inc., a manufacturer of computer disk drives and storage management devices. During his tenure, Conner Peripherals grew its sales from $113M to $2.2B to become the fastest company to move from start-up to the Fortune 500.
    - » Served as the President, Chief Executive Officer and Chairman of the Board of Grandis, Inc., a solid-state memory company, from May 2002 to June 2006, where he helped pioneer solid state Magnetic Random Access Memory (MRAM).

Sigma Directors (Continued)

- **Lung Tsai**
  - Co-Founder and former Vice President of Operations and Vice President of Sales & Marketing for Destiny Technology Corp., a laser printer controller firmware development company. Destiny Technology was a laser printer firmware and chipset company, and merged with Prima Technology Corp. The combined company completed an IPO on the Taiwan Stock Exchange (TSE) in 1994. Destiny was then spun out of Prima and independently completed an IPO on the TSE.
  - Mr. Tsai co-founded Internet Image, a Java solutions company for online software deployment and served as its Chief Executive Officer from 1996 until its acquisition by Intraware, Inc.
  - One of the co-founders of MechanicNet Group, Inc., a software company serving the automotive aftermarket and other professional industry, and has served as its Chairman and Chief Executive Officer since 1999.

Sigma Directors (Continued)

- **Julien Nguyen**
  - At Radius from its early days to its IPO in 1989, directed the development of products for the Mac that grew revenues to $120M and fueled a successful IPO for its investors (Kleiner Perkins, Interwest and others). Directed the use of integrated circuits chips, including ASICs, FPGAs (similar to Sigma technology);
  - At E-Motions, Mr. Nguyen pioneered in 1992 the development of the first interactive video products based on the just adopted MPEG standard. E-Motions was acquired by Sigma Designs in 1993 and became the core of the company's media processors;
  - Mr. Nguyen founded in 2001 the corporate venture arm of Applied Materials, the leader in semiconductor equipment. This venture arm invested in new application areas for semi equipment companies, including investments in Infinera, a leader in optical networking (IPO in 2007), and M-Stream, a developer of advanced mobile phone technology (acq'd by Broadcom in 2004).
  - 30 years of extensive operational, entrepreneur and investment experience with strong understanding of business development, financing, strategic alternatives and industry trends.
  - Strong technical expertise - holds 21 patents granted in the United States.

Sigma Directors (Continued)

- **Thinh Tran**
  Founder of Sigma, President and CEO
  - Developed and grew Sigma's business since 1982
  - Unparalleled knowledge of Sigma's business, its customers, its suppliers, its technology partners, its employees and its overall strategic vision.
  - Led development of Blu-ray semiconductors.
  - Led development of IPTV semiconductors.
  - Has led the integration of Sigma's successful acquisitions that have formed the core of its strategic plan currently in effect.

Sigma Directors (Continued)

The current Board is highly experienced and understands the competitive dynamics necessary to execute Sigma's strategic plan.

Sigma – Good Governance

- Sigma has a history of solid corporate governance
  - All directors are elected annually (*i.e.*, no classified board structure)
  - Special meetings may be called by shareholders holding 10% of outstanding
  - Action may be taken by written consent
  - Cumulative voting
  - Chairman of the Board must be an independent director
- Sigma is responsive to its shareholders
  - After discussing its shareholder rights plan with significant holders, Sigma accelerated the expiration date of the plan and terminated it on June 11, 2012

Control By Potomac Will Harm Value

Allowing Potomac to control the Board will harm shareholder value

- Potomac's hand-picked nominees have no depth of company or semiconductor industry knowledge and lack the qualifications necessary to control and run the business
- Potomac first started acquiring Sigma shares only 2 months before they announced their intention to seek control of the Board. Potomac has held its Sigma shares less than two fiscal quarters.
- Potomac has not disclosed a strategic plan to Sigma's shareholders
- Potomac continues to engage with disruptive and expensive proxy fight despite Sigma's more than reasonable offer of two seats on an expanded five seat Board

Potomac – No Plan

- Potomac's nominees would constitute a majority of the Board and thereby control Sigma
- However, they appear to have no meaningful operating experience in the semiconductor industry
- Without such experience, Potomac cannot articulate and has not offered a strategic plan for enhancing shareholder value and the suggestion they have made would be detrimental if not fatal to the Company
- If Potomac gains control of Sigma, they will imperil the ongoing implementation of our strategic plan and diminish shareholder value

Potomac Nominees – Limited Experience

- Potomac's nominees have very limited board-level and operational experience
  - Mark J. Bonney has only served on two public company boards and Eric Singer has only served on one; Mark Fitzgerald has not served on any board
  - Eric Singer
    - » Virtually no operating experience
    - » Only experience is as an investment manager, most recently with Riley Investment Management, a hedge fund he served as an investment analyst from July 2007 until April 2009, when he joined Potomac
  - Mark Fitzgerald
    - » No operating experience disclosed
    - » Analyst for semiconductor *equipment* companies – largely unrelated to Sigma's business and the semiconductor industry, contrary to Potomac's public statements

Potomac Nominees – Troubling History

- Potomac's nominees have demonstrated poor leadership in their limited operational roles
  - Eric Singer's only public company role as a director was at Zilog, Inc. from August 2008 to February 2010
    - In Singer's first full quarter on the board, Zilog announced a **$5.7 million net loss** compared to only a $2.4 million net loss a year earlier, a **drop of 138%**
    - Zilog's poor performance continued in 2009 as it saw **sales drop 17.6%** for the nine months ended December 31, 2009 compared to the same period in the prior year
    - During Singer's tenure, Zilog's share price dropped from $3.60 per share to $2.96 per share (or **-18%**) on the day before Zilog was acquired – still for a price below when he joined
  - Mark J. Bonney served as President of Axsys from August 1999 to March 2002 and Axsys' **revenues fell approximately 19%**
    - Axsys went from a **$6.1 million profit in 1998 to a $7.1 million loss in 2002**
    - During Bonney's tenure, Axsys' **share price declined 37%**

Potomac – Unreasonable and Unresponsive

- Potomac refused to agree to their own proposal when Sigma offered two out of five seats on an expanded Board
  - Two seats would give Potomac **40% representation** even though they only hold 7.9% of the shares
  - Potomac's agreement to accept its own proposal would put a prompt end to this costly proxy fight and allow Sigma to return its full attention to the strategic plan
- If Potomac wants three of four Board seats, thereby taking control of Sigma, they should pay shareholders a control premium

Cumulative Voting

- Sigma allows for cumulative voting in the election of directors, which enables minority shareholder representation
- Cumulative voting allows an investor to cumulate votes for a preferred nominee
- This allows shareholders to concentrate their votes and increase their chances of obtaining representation
- Because Potomac is virtually certain to win one seat with little additional support, voting on Potomac's card – even for just one of its nominees – may have the unintended consequence of enabling the election of 2 or 3 of its nominees, creating Board deadlock or allowing Potomac to take control of Sigma without advancing a strategic plan

CONCLUSION

- Sigma's current strategic plan is beginning to produce results as evidenced by increasing revenue growth, stable gross margins and a path to profitability
- Sigma's nominees are highly qualified, experienced in the semiconductor industry and have intimate knowledge of Sigma and its business
- Potomac has not disclosed a strategic plan because Potomac and their nominees have limited to no operating experience in the semiconductor industry and do not understand Sigma's business
- The Sigma Board welcomes new perspectives, but turning over control of the Board would not result in positive change for shareholders
- Potomac continues to engage Sigma in a costly and distracting proxy fight despite Sigma's prior offer of two of five board seats (40% representation for Potomac's 7.9% ownership)

Vote on the **WHITE** Proxy Card Today

Appendix

A strong record of cash generation



Cumulative Cash Flow
$ Millions
200
150
100
50
0
FY2008
FY2009
FY2010
FY2011
FY2012

A strong record of Non-GAAP Gross Margins


Non-GAAP Gross Margins
Percentage
55
50
45
0
FY2008
FY2009
FY2010
FY2011
FY2012

GAAP to Non-GAAP Reconciliation

Reconciliation of GAAP Gross Margin to Non-GAAP Gross Margin

	Fiscal Year 2008	2009	2010	2011	2012
	($ In Thousands)				
GAAP Gross Margin	51.0%	48.1%	44.5%	49.0%	42.4%
GAAP Gross Profit	$112,798	$100,554	$91,702	$140,644	$77,376
Included in GAAP Gross Profit:					
Amortization of acquired developed technology	$(757)	$(2,305)	$(4,610)	$(10,350)	$(9,561)
Share-based compensation	$(559)	$(359)	$(359)	$(560)	$(478)
Tender offer exchange employee options	$(135)	-	-	-	-
Mark-up on purchased inventory sold	-	-	$(5,385)	$(538)	$(147)
Total Non-GAAP Adjustments	$(1,451)	$(2,664)	$(10,354)	$(11,448)	$(10,186)
Non-GAAP Gross Profit	$114,249	$103,218	$102,056	$152,092	$87,562
Non-GAAP Gross Margin	51.7%	49.4%	49.5%	53.0%	48.0%

Stock Performance – 10 Year View*



200%
150%
100%
50%
0%
-50%
-100%
BRCM
ALTR
SIGM
NVDA
MRVL
CREE
XLNX
INTC
ADI
TXN
LLTC
LSI
AMD
MU
STM

*Price change from 6/30/2002 to 6/30/2012

Important Additional Information

- On June 19, 2012, Sigma Designs filed with the Securities and Exchange Commission (the "SEC") a definitive proxy statement in connection with its 2012 annual meeting of shareholders (the "2012 Annual Meeting") and has mailed the definitive proxy statement to its shareholders. The definitive proxy statement contains important information concerning the identity and interests of Sigma Designs' directors, director nominees and certain of its officers and employees that may be deemed, along with Sigma Designs, to be participants in the solicitation of Sigma Designs' shareholders in connection with the 2012 Annual Meeting.
- Copies of Sigma Designs' definitive proxy statement, any other relevant documents and other materials filed with the SEC concerning Sigma Designs, when filed, may be obtained free of charge at www.sec.gov and www.sigmadesigns.com/IR. The definitive proxy statement and any other relevant documents filed with the SEC contain (or will contain) important information, and stockholders should carefully read the definitive proxy statement, the accompanying WHITE proxy card and other materials filed with the SEC when they become available before making any voting decision.